SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
July 24, 2006
Agere Systems Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-16397 (Commission File Number)	22-3746606 (IRS Employer Identification No.)

1110 American Parkway NE Allentown, Pennsylvania (Address of principal executive offices)	18109 (Zip Code)
(610) 712-1000
(Registrant’s Telephone Number)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.02. Results of Operations and Financial Condition.
     On July 25, 2006, Agere Systems issued a news release announcing its financial results for the quarter ended June 30, 2006. A copy of that news release is attached to this report as Exhibit 99.1.
     The news release contains information about our net income and earnings per share, excluding gain or loss from the sale of, and income or loss from, discontinued operations; restructuring related charges included in costs; certain other non cash charges including equity compensation; net restructuring and other charges; purchased in-process research and development charges; amortization of acquired intangible assets; net gain or loss from the sale of operating assets; certain tax adjustments; cumulative effect of accounting changes and certain nonrecurring charges. We believe that information presented on this basis, while not a substitute for financial information prepared in accordance with generally accepted accounting principles, will allow investors to more easily compare our financial performance on an operating basis in different fiscal periods. Information computed on this basis is one of the measures management and the board of directors use to evaluate the performance of our business.
Item 8.01. Other Events.
     On July 24, 2006, Agere’s Board of Directors authorized the repurchase of up to $200 million of its common stock. This authorization is in addition to the $200 million of repurchases authorized in October 2005, which have been completed.
Item 9.01.Financial Statements and Exhibits.

Exhibit No.	Description
99.1	News release dated July 25, 2006

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGERE SYSTEMS INC.
Date: July 25, 2006	By:	/s/ Gary Wojtaszek
	Name:	Gary Wojtaszek
	Title:	Vice President, Corporate Controller (Principal Accounting Officer)